UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2015

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

American Superconductor Corporation (the “Company”) held a Special Meeting of Stockholders on March 18, 2015, at which the Company’s stockholders voted to approve a series of five separate amendments to the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to effect a reverse stock split of the Company’s common stock at ratios of 1-for-8, 1-for-9, 1-for-10, 1-for-11, and 1-for-12, respectively, such ratio to be determined by the Board of Directors, and to decrease the number of authorized shares of the Company’s common stock to 75,000,000 shares, subject to the Board of Directors’ authority to abandon such amendment.

The Company’s Board of Directors approved the amendment to the Restated Certificate with a 1-for-10 reverse stock split ratio and abandoned all other amendments to the Restated Certificate previously approved by the Board of Directors and the stockholders.

At approximately 4:30 p.m. on March 24, 2015 (the “Effective Time”), the Company filed a Certificate of Amendment to the Company’s Restated Certificate (the “Amendment”) to effect a reverse stock split of the Company’s common stock at a ratio of 1-for-10 (the “Reverse Stock Split”) with the Secretary of State of the State of Delaware. The Amendment also decreased the number of authorized shares of the Company’s common stock from 150,000,000 shares to 75,000,000 shares, but did not change the par value of the Company’s common stock. The Reverse Stock Split became effective at the Effective Time, at which time every ten (10) shares of the Company’s issued common stock automatically combined into one issued share of the Company’s common stock.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of Restated Certificate of Incorporation of American Superconductor Corporation, dated March 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: March 24, 2015	By:	/s/ Daniel P. McGahn
Daniel P. McGahn
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment of Restated Certificate of Incorporation of American Superconductor Corporation, dated March 24, 2015.

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